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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION
                                       OF
                              CALDERA SYSTEMS, INC.

        The undersigned, a corporation (the "Sole Incorporator"), for the purpose of organizing a corporation to conduct the business and promote the purposes thereinafter stated, under the provisions and subject to the requirements of the Delaware General Corporation Law (the "DGCL") hereby certifies the following:

                                    ARTICLE I

        The name of the Corporation is Caldera Systems, Inc. (the
"Corporation").

                                   ARTICLE II

        The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, and the name of the registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

        The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.


                                   ARTICLE IV

        The name and mailing address of the Sole Incorporator is as follows:

                              Caldera Systems, Inc.
                            Attention: Ransom H. Love
                      President and Chief Executive Officer
                             240 West Center Street
                                 Orem, UT 84057

                                    ARTICLE V

        The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred million of which twenty-five million shall be shares of preferred stock, (hereinafter called the "Preferred Stock"), and seventy-five million shall be shares of common stock, (hereinafter called the "Common Stock"). The Preferred Stock shall have a par value of one-tenth of one cent ($0.001) and the Common Stock shall have a par value of one-tenth of one cent ($0.001) per share.

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        The designation, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of each class of stock, and the express grant of authority to the Board of the Corporation (the "Board") to amend this Certificate of Incorporation to fix the designation, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of each share of the Preferred Stock which are not fixed by this Certificate of Incorporation, are as follows:

A.      PREFERRED STOCK

        1. Designation; Consideration.

        (a) Designation. There are hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation (i) a series of Preferred Stock designated as the "Series A Convertible Preferred Stock," which series shall consist of 6,596,146 shares of Series A Convertible Preferred Stock and
(ii) a series of Preferred Stock designated as the "Series B Convertible Preferred Stock," which series shall consist of 5,000,000 shares of Series B Convertible Preferred Stock. Shares of the Series A Convertible Preferred Stock are referred to hereinafter as the "Series A Preferred." Shares of Series B Convertible Preferred Stock are referred to hereinafter as the "Series B Preferred," and together with the Series A Preferred, the "Preferred Stock." Once duly issued for the consideration called for by resolution of the Board, shares of the Preferred Stock shall be deemed fully paid and nonassessable.

        (b) Restrictions on Reissuance. All shares of the Preferred Stock, purchased, redeemed, converted into Common Stock (as provided herein) or otherwise acquired by the Corporation shall be retired and canceled and shall not be reissued.

        (c) Stated Value Per Share. The initial "Series A Stated Value Per Share" shall be $4.03 per share. The initial "Series B Stated Value Per Share" shall be $6.00 per share.

        (d) Rank. The Series A Preferred and Series B Preferred shall, with respect to dividend rights, rights upon liquidation, winding up or dissolution, and redemption rights, rank on parity with each other and prior to any other class or series of capital stock of the Corporation, including, without limitation, all classes of the Common Stock and any other series of the preferred stock hereinafter created. (All of such classes or series of capital stock of the Corporation to which the Preferred Stock ranks prior, including, without limitation, other series of Preferred Stock, the Common Stock, and including, without limitation, junior securities convertible into or exchangeable for other junior securities or phantom stock representing junior securities, are collectively referred to herein in this Section V.A. as "Junior Securities.").

        2. Dividends.

        (a) General Obligation. Subject to the provisions of this Paragraph V.A.2.(a), the record holders of the Preferred Stock shall be entitled to receive when, as and if declared by the Board and to the extent permitted under the DGCL, to cumulative and accruing preferential dividends on the shares of Preferred Stock outstanding, at the rate per share with respect to the Series A Preferred of 8% per annum, compounded annually, of the Series A Stated Value Per Share (the "Series A Accruing Dividends") and at the rate per share with respect to the Series B

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Preferred of 8% per annum, compounded annually, of the Series B Stated Value Per
Share (the "Series B Accruing Dividends" and together the with Series A Accruing Dividends, the "Accruing Dividends"); provided, however, solely for purposes of this Paragraph 2(a), the Series A Stated Value Per Share shall be deemed to be $6.00 (subject to adjustment as provided herein). No dividends shall be paid on any share of Common Stock unless a dividend (including the Accruing Dividends) is paid with respect to all outstanding shares of Preferred Stock in an amount for each such share of Preferred Stock equal to or greater than the aggregate amount of such dividends for all shares of Common Stock into which each such share of Preferred Stock could then be converted.

        (b) Payment of Dividends. Any dividend on the Preferred Stock declared but unpaid as provided in Paragraph V.A.2.(a) shall be paid in cash or property as determined by the Board. Dividends may be declared and paid at any time to the holders of record on the record date for such dividend payment.

        (c) Non-Cash Dividends. Whenever a dividend of the Corporation shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board.

        3. Liquidation.

        (a) General. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each holder of shares of Series A Preferred and Series B Preferred then outstanding shall be entitled to receive, on a pari passu basis based on the Series A Stated Value Per Share and Series B Stated Value Per Share, as the case may be, out of the assets of the Corporation legally available for distribution to the shareholders of the Corporation (whether representing capital or surplus) (the "Available Assets"), before any payment or distribution shall be made on the Common Stock or any other Junior Security, but after distribution of such assets among, or payment thereof over to, creditors of the Corporation, (A) with respect to the Series A Preferred, an amount for each share held by such holder equal to the greater of (i) the sum of
(1) the Series A Stated Value Per Share plus (2) an amount equal to all Series A Accruing Dividends unpaid thereon (whether or not declared), computed to the date payment thereof is made available plus (3) any other dividends declared but unpaid thereon, and (ii) the amount that such holder of the Series A Preferred would hold had all shares of Preferred Stock been converted to Common Stock immediately prior to the time of the liquidation, dissolution or winding up of the Corporation (the greater of (i) and (ii) being sometimes referred to as the "Series A Liquidation Preference Payment" and such amount with respect to all shares of Series A Preferred Stock in the aggregate being sometimes referred to as the "Series A Liquidation Preference Payments"); and (B) with respect to the Series B Preferred, an amount for each share held by such holder equal to the greater of (i) the sum of (1) the Series B Stated Value Per Share plus (2) an amount equal to all Series B Accruing Dividends unpaid thereon (whether or not declared), computed to the date payment thereof is made available plus (3) any other dividends declared but unpaid thereon, and (ii) the amount that such holder of the Series B Preferred would hold had all shares of Preferred Stock been converted to Common Stock immediately prior to the time of the liquidation, dissolution or winding up of the Corporation (the greater of (i) and (ii) being sometimes referred to as the "Series B Liquidation Preference

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Payment" and such amount with respect to all shares of Series B Preferred Stock in the aggregate being sometimes referred to as the "Series B Liquidation Preference Payments").

        (b) If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Available Assets shall be insufficient to permit the payment to holders of the Series A Preferred and Series B Preferred their full Series A Liquidation Preference Payments and Series B Liquidation Preference Payments, then all Available Assets shall be distributed among the holders of the then outstanding Series A Preferred and Series B Preferred pro rata, on an equal priority, based upon the Series A Stated Value Per Share and the Series B Stated Value Per Share.

        (c) Upon any liquidation, dissolution or winding up of the Corporation, immediately after the holders of Preferred Stock have been paid in full the Series A Liquidation Preference Payments and Series B Liquidation Preference Payments (as applicable), the remaining net assets of the Corporation available for distribution shall be distributed among the holders of Junior Securities.

        (d) An Acquisition (as defined below) of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this Paragraph 3. For purposes thereof, the term "Acquisition" shall mean (i) the consolidation or merger of the Corporation into or with any other entity or entities which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof (except (x) a consolidation or merge into a subsidiary or (y) a merger in which the Corporation is the surviving corporation and the holders of the Corporation's voting stock outstanding immediately prior to the transaction constitute a majority of the holders of voting stock outstanding immediately following the transaction), (ii) the sale or transfer by the Corporation of all or substantially all its assets in a transaction or a series of related transactions, or (V) the sale or transfer by the Corporation's stockholders of capital stock in a transaction or a series of related transactions representing a majority of the voting power at elections of directors of the Corporation.
 .
        (e) If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined by the Board in good faith.

        (f) Written notice of such liquidation, dissolution or winding up, stating a payment date and the place where said payments shall be made, shall be given not less than 20 days prior to the payment date stated therein, to the holders of record of Preferred Stock, in accordance with the notice provisions of Paragraph V.A.9 below.

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        4. Voting Rights.

        (a) Relative to Other Classes. The holders of the Preferred Stock shall be entitled to notice of all shareholders meetings in accordance with the Corporation's bylaws, and except as otherwise required by law, the holders of the Preferred Stock shall be entitled to vote on all matters submitted to the shareholders of the Corporation for a vote, including the election of directors, together with the holders of the Common Stock voting together as a single class, and each share of Preferred Stock (including fractional shares) shall be entitled to one vote for each whole share of Common Stock that would be issuable upon conversion of such share on the record date set by the Board for determining eligibility of holders of Preferred Stock to participate in the action being taken.

        (b) Relative to Other Series. Notwithstanding any provision of the DGCL granting the holders of the outstanding shares of a class or series rights to vote as a separate voting group or any other provision of this Certificate of Incorporation, the holders of the Preferred Stock shall not have the right to vote as a separate voting group or series with respect to any matter submitted to the holders of the Preferred Stock (or any series thereof) and shall vote together as a class on each such matter; provided, however, that except with respect to matters approved in accordance with Paragraph V.A.4.(c) and/or Paragraph V.A.5.(b)(i)(B) below, the Corporation shall not amend, alter or repeal any provision of the Corporation's Certificate of Incorporation in a manner that would adversely affect the powers, preferences or special rights of a particular series of Preferred Stock, without the affirmative vote or consent of such adversely affected series, voting as a separate series.

        (c) At any time when at least 25% of the shares of Preferred Stock originally issued by the Corporation are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Certificate of Incorporation, and without the approval of the holders of at least a majority of the then outstanding shares of Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) together as a class (and not as separate series), the Corporation shall not:

            (i) Sell, abandon, transfer, lease or otherwise dispose of all or substantially all of its properties or assets;

            (ii) Merge or consolidate with or into, or permit any subsidiary to merge or consolidate with or into, any other corporation, corporations, entity or entities; or

            (iii) Liquidate, dissolve or wind up the Corporation.

        5. Conversion Rights.

        (a) Optional Conversion.

            (i) At any time and from time to time, any holder of Preferred Stock may convert all or any of the shares of Preferred Stock held by such holder into fully paid and non-assessable shares of Common Stock as provided herein.

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            (ii) Any holder of shares of Preferred Stock desiring to convert any portion thereof into Common Stock shall surrender each certificate representing one or more shares of such Preferred Stock to be converted, duly endorsed in favor of the Corporation or in blank, at the principal business office of the Corporation (or such other place as may be designated by the Corporation), and shall give written notice to the Corporation at that office of its election to convert the same on a signed Election to Convert Preferred Stock into Common Stock which is set forth on Exhibit A attached hereto setting forth therein the name or names (with the address or addresses) in which the shares of Common
Stock are to be issued. No conversion under this Paragraph V.A.5.(a) shall be effective until the shares of Preferred Stock to be converted have been surrendered to the Corporation in compliance with this Paragraph V.A.5.(a)(ii) (the date of such surrender being an "Optional Conversion Date").

        (b) Automatic Conversion.

            (i) Each share of Preferred Stock shall automatically be converted into fully paid and non-assessable shares of Common Stock, as provided herein,
(A) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation at a price per share equal to or greater than $8.00 and in which the aggregate public offering price (before deduction of underwriters' discounts and qualifications) equals or exceeds $25,000,000, or
(B) upon the Corporation's receipt of the written consent of the holders of not less than 75% of the then outstanding shares of the Preferred Stock, voting or consenting (as the case may be) together as a class, to the conversion of all of the then outstanding shares of the Preferred Stock under this Paragraph V.A.5.(b) (each such event an "Automatic Conversion Event," the date of each such event an "Automatic Conversion Date," and each Optional Conversion Date and each Automatic Conversion Date, individually, a "Conversion Date").

            (ii) Upon the occurrence of any Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless (A) the certificates evidencing such shares of Preferred Stock are delivered to the principal business office of the Corporation (or such other place as may be designated by the Corporation) as provided below, or (B) the holder notifies the Corporation (or such other party as may be designated by the Corporation) that such certificates have been lost, stolen, destroyed or mutilated and the holder complies with the provisions of Paragraph V.A.8. Upon the occurrence of an Automatic Conversion Event, the holders of Preferred Stock shall surrender the certificates representing such shares at the principal business office of the Corporation (or such other place as may be designated by the Corporation), and shall thereby become entitled to receive, at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which the Automatic Conversion Event occurred.

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        (c) Conversion Price. Each share of the Preferred Stock shall be convertible in accordance with Paragraph V.A.5.(a) or V.A.5.(b) above into the number of shares of Common Stock which results from dividing either the Series A Stated Value Per Share and/or the Series B Stated Value Per Share, as the case may be, by the Conversion Price for such series of Preferred Stock that is in effect at the time of conversion. The "Conversion Price" for each share of Preferred Stock shall mean, initially, with respect to the Series A Preferred, the Series A Stated Value Per Share and, with respect to the Series B Preferred, the Series B Stated Value Per Share for such share. The Conversion Price for each share of Preferred Stock shall be subject to adjustment from time to time as provided below. Following each adjustment of the Conversion Price with respect to a share of the Preferred Stock, such adjusted Conversion Price shall remain in effect until a further adjustment of such Conversion Price hereunder.

        (d) Action by Corporation in Relation to Conversion.

            (i) As soon as possible after a Conversion Date (but in any event within fifteen business days in the case of Paragraph V.A.5.(d)(i)(A) below), the Corporation shall deliver to the converting holder:


               (A) a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

               (B) payment of the amount payable under Paragraph V.A.5.(d)(iv) below with respect to such conversion; and

               (C) a certificate representing any shares of Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which (in the case of an optional conversion) were not converted.


            (ii) The issuance of certificates for shares of Common Stock upon conversion of shares of Preferred Stock shall be made without charge to the holders of such Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock.

            (iii) The Corporation shall not close its books against the transfer of Preferred Stock or of Common Stock issued or issuable upon conversion of the Preferred Stock in any manner which interferes with the timely conversion of Preferred Stock. The Corporation shall assist and cooperate (but the Corporation shall not be required to expend substantial efforts or funds) with any holder of Preferred Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares of Preferred Stock hereunder (including, without limitation, making any filings required to be made by the Corporation).

            (iv) If any fractional interest in a share of Common Stock would, except for the provisions of this Paragraph V.A.5.(d)(iv), be deliverable upon any conversion of shares of a

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holder's Preferred Stock, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to an amount bearing the same ratio to the fair market value of a whole share of Common Stock, as determined in good faith by the Board, as the fractional interest to which the shareholder would otherwise be entitled bears to a whole share of Common Stock.

            (v) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Preferred Stock, not less than the number of shares of Common Stock issuable upon the conversion of all outstanding shares of Preferred Stock. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to ensure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

        (e) Adjustments for Certain Events.

            (i) Adjustment Upon Common Stock Event. Upon the happening of a Common Stock Event (as hereinafter defined), the Conversion Price for each series of the Preferred Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price for such series in effect immediately prior to such Common Stock Event by a fraction, (A) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (B) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for such shares. The Conversion Price for each share of the Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term the "Common Stock Event" shall mean at any time or from time to time after the original date of issuance of the Preferred Stock (the "Issuance Date"), (X) the issuance by the Corporation of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock,
(Y) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (Z) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

            (ii) Adjustments for Other Dividends and Distributions. If at any time or from time to time after the Issuance Date the Corporation pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Corporation, other than an event constituting a Common Stock Event, then in each such event, provision shall be made so that the holders of the Preferred Stock shall receive upon the Conversion Date, in addition to the number of shares of Common Stock receivable upon the Conversion Date, the amount of securities of the Corporation which they would have received had their Preferred Stock been converted into Common Stock on the date of such dividend or distribution (or record date for such dividend or distribution, as applicable) and had they thereafter, during the period from the date of such dividend or distribution (or such record date, as applicable) to and

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including the Conversion Date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Paragraph V.A.5. with respect to the rights of the holders of the Preferred Stock or with respect to such other securities by their terms.

            (iii) Adjustment for Recapitalization, Reclassification, Exchange and Substitution. If at any time or from time to time after the Issuance Date the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, consolidation or sale of assets provided for elsewhere in this Paragraph V.A.5.), then in any such event each holder of the Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of the Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

            (iv) Adjustment for Reorganizations, Mergers and Consolidations. If at any time or from time to time after the Issuance Date there is a reorganization of the Corporation (other than a recapitalization, subdivision, dividend, combination, reclassification or exchange of shares provided for elsewhere in this Paragraph V.A.5.(e)), a merger or consolidation of the Corporation with or into another entity, or a sale of all or substantially all of the assets of the Corporation, then, as a part of such reorganization, merger, consolidation or sale of all or substantially all of the assets, provision shall be made so that the holders of the Preferred Stock thereafter shall be entitled to convert the Preferred Stock into the amount and kind of shares of stock or other securities or property of the Corporation, or of such successor corporation resulting from such reorganization, merger, consolidation or sale of assets, receivable by a holder of the number of shares of Common Stock into which such shares of the Preferred Stock could have been converted immediately prior to such reorganization, merger, consolidation or sale of assets. In any such case, appropriate adjustment shall be made in the application of the provisions of this Paragraph V.A.5.(e) with respect to the rights of the holders of the Preferred Stock after the reorganization, merger, consolidation or sale of assets to the end that the provisions of this Paragraph V.A.5.(e) (including adjustment of the Conversion Price then in effect and number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. This Paragraph V.A.5.(e)(iv) shall similarly apply to successive reorganizations, mergers, consolidations and sales of assets.

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        (f) Sale of Shares of Common Stock Below Preferred Stock Conversion
Price.

            (i) Preferred Stock Conversion Price Adjustment Formula. If at any time or from time to time after the Issuance Date the Corporation issues or sells, or is deemed by the provisions of this Paragraph V.A.5.(f) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), otherwise than in connection with a Common Stock Event as provided in Paragraph V.A.5.(e)(i), a dividend or distribution as provided in Paragraph V.A.5.(e)(ii), a recapitalization, reclassification or other change as provided in Paragraph V.A.5.(e)(V) or a reorganization, merger, consolidation or sale of assets as provided in Paragraph V.A.5.(e)(iv), for an Effective Price (as hereinafter defined) that is less than the Conversion Price for a share of the Series A Preferred and/or the Series B Preferred in effect immediately prior to such issue or sale (or deemed issue or sale), then, and in each such case, the Conversion Price for the applicable shares of Series A Preferred and/or the Series B Preferred shall be reduced, as of the close of business on the date of such issue or sale, to the Adjusted Price (which shall be the new Conversion Price after any such adjustment).

            (ii) Certain Definitions. For the purpose of making any adjustment required under this Paragraph V.A.5.(f):

                (A) The "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Corporation, whether or not subsequently reacquired or retired by the Corporation, other than:

                     (1) shares of Common Stock issued or issuable upon
                         conversion of the outstanding shares of the Series A Preferred and Series B Preferred;

                     (2) up to 6,700,000 shares of Common Stock (or options,
                         warrants or rights therefor) granted or issued hereafter to employees, officers, directors, contractors, consultants or advisers to the Corporation or any majority-owned subsidiary of the Corporation pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the Board;

                     (3) shares of such Common Stock issued upon exercise or
                         conversion of any option, warrant or other convertible security outstanding as of the Issuance Date;

                     (4) shares of Common Stock issued pursuant to an Automatic
                         Conversion Event; and

                     (5) in connection with (i) any borrowings, direct or
                         indirect, from financial institutions or other persons by the Corporation, whether or not presently authorized, including

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                         any type of loan or payment evidenced by any type of
                         debt instrument, if such borrowing, loan or debt instrument is approved by the Board, (ii) any transaction with vendors or customers or to other persons in similar commercial situations with the Corporation if such issuance is approved by the Board, or (iii) obtaining lease financing, whether issued to a lessor, guarantor or other person if such issuance is approved by the Board; provided that the aggregate number of shares of Common Stock deemed issued pursuant to (i), (ii) and (iii) above does not exceed five percent (5%) of the aggregate number of shares of Common Stock then outstanding plus the aggregate number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Common Stock Equivalents Outstanding.

                (B) The "Aggregate Consideration Received" by the Corporation for any issue or sale (or deemed issue or sale) of securities shall (1) to the extent it consists of cash, be computed at the gross amount of cash received by the Corporation before deduction of any reasonable underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale and without deduction of any reasonable expenses payable by the Corporation; (2) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board; and (3) if Additional Shares of Common Stock, Convertible Securities or Rights or Options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options.

                (C) The "Common Stock Equivalents Outstanding" shall mean the number of shares of Common Stock that is equal to the sum of (1) all shares of Common Stock of the Corporation that are outstanding at the time in question, plus (2) all shares of Common Stock of the Corporation issuable upon conversion of all shares of Preferred Stock or other Convertible Securities that are outstanding at the time in question, plus (3) all shares of Common Stock of the Corporation that are issuable upon the exercise of Rights or Options that are outstanding at the time in question assuming the full conversion or exchange into shares of the Common Stock of

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


                     all such Rights or Options that are Rights or Options to purchase or acquire Convertible Securities.

                (D) The "Convertible Securities" shall mean stock or other securities convertible into or exchangeable for shares of the Common Stock.

                (E) The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Corporation under this Paragraph V.A.5.(f), into the Aggregate Consideration Received, or deemed to have been received, by the Corporation under this Paragraph V.A.5.(f), for the issue of such Additional Shares of Common Stock;

                (F) The "Rights or Options" shall mean warrants, options or other rights to purchase or acquire shares of the Common Stock or Convertible Securities.

                (G) The "Adjusted Price" shall be equal to a price determined by multiplying the applicable Conversion Price then in effect by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of Additional Shares of Common Stock plus the number of shares of Common Stock that the Aggregate Consideration Received by the Corporation for such issuance would purchase at such applicable Conversion Price (prior to adjustment), and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of such Additional Shares of Common Stock.

            (iii) Deemed Issuances. For the purpose of making any adjustment to the Conversion Price of any share of Preferred Stock required under this Paragraph V.A.5.(f), if the Corporation issues or sells any Rights or Options or Convertible Securities and if the Effective Price of the shares of Common Stock issuable upon exercise of such Rights or Options and/or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses) is less than the Conversion Price then in effect for such series of Preferred Stock, then the Corporation shall be deemed to have issued, at the time of the issuance of such Rights or Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise or conversion of such Rights or Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise in full of such Rights or Options, plus, in the case of Convertible

Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that:

                (A) if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, then the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses;

                (B) if the minimum amount of consideration payable to the Corporation upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of antidilution or similar protective adjustments, then the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and

                (C) if the minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of Convertible Securities is subsequently increased, then the Effective Price shall again be recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities.

No further adjustment of the Conversion Price for a share of the Preferred Stock, adjusted upon the issuance of such Rights or Options or Convertible Securities, shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities. If any such Rights or Options or the conversion rights represented by any such Convertible Securities shall expire without having been fully exercised, then the Conversion Price for a share of the Preferred Stock as adjusted upon the issuance of such Rights or Options or Convertible Securities shall be readjusted to the Conversion Price for such series which would have been in effect had an adjustment been made on the basis that the only shares of Common Stock deemed to have been issued were the shares of Common Stock, if any, that were actually issued or sold on the exercise of such Rights or Options or rights of conversion or exchange of such Convertible Securities, and such shares of Common Stock deemed to have been issued, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such Rights or Options, whether or not exercised, plus the consideration received for issuing or selling all such Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities, provided

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


that such readjustment shall not apply to conversions of Preferred Stock made prior such readjustment.

        6. Rights to Distributions. If at any time the Corporation shall declare a distribution payable in securities of any other person, evidence of indebtedness issued by the Corporation or any other person, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, pro-rata to all of the record holders of any class of Junior Securities, then, in each such case the holder of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Preferred Stock were the holders of the number of Common Stock of the Corporation in which their respective shares of Preferred Stock are convertible as of the date of the record date fixed for the determination of the holders of the Common Stock of the Corporation entitled to receive such distribution.

        7. Transfer. The Corporation shall keep at its principal office a register for the registration of issuances and transfers of Preferred Stock. Upon the surrender of any certificate representing Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Preferred Stock represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Preferred Stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Preferred Stock represented by the surrendered certificate.

        8. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an appropriate affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor, its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on the shares of Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate.

        9. Notices.

            (a) Immediately upon any adjustment of the applicable Conversion Price, the Corporation shall give written notice thereof to all holders of the applicable series of Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

            (b) The Corporation shall give written notice to all holders of Preferred Stock at least 10 days prior to the date on which the Corporation closes its books or fixes a record date (i) with respect to any dividend or distribution upon Common Stock, (ii) with respect to any pro rata subscription offer to holders of Common Stock or (iii) for determining rights to vote with respect to any liquidation.

            (c) Except as otherwise expressly provided hereunder, all notices referred to in this Article V shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given the third day following the date when so mailed or the date designated for delivery when so sent by courier (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

        10. No Impairment. The Corporation shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred against impairment.

B. COMMON STOCK

        1. Dividends. Subject to the rights of the holders of the Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, holders of shares of the Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.

        2. Liquidation; Dissolution. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after payment or provision for payment to the holders of each series of the Preferred Stock of all amounts required in accordance with Paragraph V.A, the remaining assets and funds of the Corporation shall be divided among and paid to the holders of the Common Stock.

        3. Voting.

        (a) At every meeting of the shareholders every holder of shares of the Common Stock shall be entitled to one vote in person or by proxy for each share of such Common Stock standing in his name on the stock transfer records of the Corporation.

        (b) No shareholder shall have the right to cumulate votes in the election of directors.

        4. Preemptive Rights. No holder of shares of the Common Stock of the Corporation shall, as such holder, be entitled as of right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock, but all such additional shares of stock of any class, or bonds, debentures or other securities convertible into or exchangeable for stock, may be issued and disposed of by the Board on such terms and for such consideration, so far as may be permitted by law, and to such persons, as the Board in its absolute discretion may deem advisable.

                                   ARTICLE VI

            A director of the Corporation shall, to the fullest extent permitted by the DGCL as it now exists or as it may hereafter be amended, not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended, after approval by the stockholders of this Article V, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

            Any amendment, repeal or modification of this Article V, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article V by the stockholders of the Corporation shall not apply to or adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal, modification or adoption.

                                   ARTICLE VII

            To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which State law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable State law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.

            Any amendment, repeal or modification of the foregoing provision of this Article VII shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal, modification or adoption.

                                  ARTICLE VIII

            The Corporation reserves the right to adopt, amend, alter, supplement, rescind or repeal in any respect any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute or applicable law, and all rights conferred upon stockholders herein are granted subject to this reservation.

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

                                   ARTICLE IX

            Subject to the provisions of Article V hereof, the Board of Directors may from time to time adopt, amend, alter, supplement, rescind or repeal any or all of the Bylaws of the Corporation without any action on the part of the stockholders; provided, however, that the stockholders may adopt, amend or repeal any Bylaw adopted by the Board of Directors, and no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement adopted by the stockholders.

                                    ARTICLE X

            Subject to the provisions of Article V, the number of directors of the Corporation shall be set from time to time by resolution of the Board of Directors.

                                   ARTICLE XI

            Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                   ARTICLE XII

            Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any statutory requirements) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

        IN WITNESS WHEREOF, this Certificate of Incorporation has been executed by Caldera Systems, Inc. as of this 3rd day of March, 2000.


                                   CALDERA SYSTEMS, INC.
                                   (A UTAH CORPORATION)

                                   By: /s/ RANSOM H. LOVE
                                       -----------------------------------------
                                          Ransom H. Love, President and Chief
                                          Executive Officer


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